SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims ("Agreement") is made and entered into by and between The Babcock & Wilcox Company, and its parent, subsidiary, related, and affiliated entities ("Company"), and Joseph Buckler ("Employee"). Company and Employee are sometimes referred to individually as "Party" and are sometimes collectively referred to herein as "Parties."

RECITALS

WHEREAS, Company has decided to proceed with an elimination of Employee's position, which resulted in the Employee's termination.

WHEREAS, Company has a desire to provide compensation and other benefits to Employee in connection with the Employee's termination, in exchange for a release of all claims, which shall act to fully, completely, and finally resolve any claims, disputes, differences, and disagreements that may have arisen from or relate to Employee's employment with and/or termination of employment from Company.

NOW THEREFORE, in consideration of and in exchange for the promises, covenants, and releases contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1.Termination and Consideration. Employee acknowledges that Employee's employment with Company ceased on November 6, 2023 (the "Termination Date"). Provided Employee signs this Agreement and does not revoke it under Paragraph 4(c), after the expiration of the Revocation Period (described in Paragraph 4(c)), in consideration of and in exchange for Employee's promises, covenants, and releases contained herein, Company agrees to provide the following consideration, and Employee agrees, in return, as follows:

(a)As soon as is administratively practical after the expiration of the Revocation Period, Employee will receive twenty (20) weeks of Employee's weekly base pay (such number of weeks shall hereinafter be referred to as the "Severance Pay"), paid as salary continuation as part of Company's ordinary payroll process. The Severance Pay will be subject to applicable withholdings for taxes and payroll deductions. Company will issue to Employee the appropriate IRS Form W-2 following the close of the applicable tax year(s).
(b)Employee expressly acknowledges and agrees that Employee would not otherwise be entitled to the consideration set forth in this Paragraph 1 were it not for Employee's covenants, promises, and releases set forth hereunder. Employee also acknowledges that the consideration Employee is receiving constitutes good and valuable consideration for the release by Employee. Employee expressly acknowledges that

Company is providing good and valuable consideration to support this Agreement above and beyond any amounts or subjects that may have been owed or disputed.

2.No Amounts Owing/Cessation of Benefits. Except as specified in this Agreement, Employee represents and affirms that Employee has been paid and/or received from Company all leave (paid or unpaid), compensation, wages (including overtime), bonuses, commissions, incentive pay, and/or benefits to which Employee may be entitled, and that no other leave (paid or unpaid), compensation, wages (including overtime), bonuses, commissions, incentive pay, and/or benefits are due to Employee. Further, Employee's entitlement to Company-paid employee benefits under all Company programs, including, but not limited to, life insurance, retirement benefits, and disability benefits will cease as of the Termination Date except as specified in this Agreement. This is not meant to and does not affect any accrued, vested retirement benefits or Employee's ability to exercise Employee's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985.

3.Waiver and Release. Employee agrees on behalf of Employee and Employee's heirs, executors, administrators, successors, and assigns, that Employee shall waive, release, and discharge Company, its past, present, and future parent and subsidiary corporations, divisions, affiliates, partners, joint ventures, stockholders, predecessors, successors, assigns, officers, directors, attorneys, agents, representatives, employees, former employees, Company's employee benefit plans (and any administrators, insurers, or fiduciaries thereof), and any other person, firm, or corporation with whom any of them are now or may hereafter be affiliated (collectively, the "Reieased Parties") from any and all claims, debts, promises, agreements, demands, causes of action, attorneys' fees, losses, and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to Employee's signing of this Agreement, or arising out of or in connection with Employee's employment by and/or termination of employment from Company. This total release includes, but is not limited to, all claims arising directly or indirectly from Employee's employment with and/or termination from Company, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, violation of any Company severance plan, defamation and impairment of economic opportunity, violation of any state or local administrative, statutory, or codified law or regulation dealing with fair employment practices, any claims for violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Rehabilitation Act of 1974, the Family and Medical Leave Act (FMLA), the Americans With Disabilities Act of 1990 (ADA), the ADA Amendments Act of 2008, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any and all other federal, state, and local statutes, ordinances, executive orders, and regulations and any common law claims lying in contract, tort, or equity. It is expressly agreed that this Agreement shall operate as a clear and unequivocal waiver by Employee of any claim for benefits or consideration other than that which is set forth in Paragraphs 1 and 2 herein. Company and Employee agree that Employee has waived all claims against Company except those claims that as a matter of law are not waivable by an employee against his or her employer.

This Agreement does not include, and Employee does not waive, any rights or claims: (a) that may arise after Employee signs this Agreement; (b) for alleged workplace injuries or occupational disease that arise under any state's workers' compensation laws; (c) for benefits in which Employee has a vested right under any pension plans; (d) that cannot be released by law;
(e) to enforce this Agreement; (t) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, such as the Equal Employment Opportunity Commission or National Labor Relations Board; (g) engage in activity protected by Section 7 of the National Labor Relations Act; or (h) to comply with the lawful orders or processes of the courts. Employee agrees, however, to waive and release any right to receive any monetary award from such administrative agency proceedings.

Nothing in this Agreement shall be construed to limit Employee's right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Company, Employee's employment, or this Agreement. Employee is not required to contact Company regarding the subject matter of any such communications before engaging in such communications.

Employee acknowledges and agrees that Employee has no known work-related injuries or occupational diseases while employed by Company that were not reported during Employee's employment, and that Employee has been provided and/or has not been denied any leave requested under the FMLA and has not been subjected to retaliation for taking any such leave. Employee agrees and acknowledges that Employee was properly classified pursuant to the Fair Labor Standards Act and, even if that was not the case, the payments reflected herein fully compensate Employee for any unpaid wages, compensation, and/or overtime Employee would have been entitled to for the full limitations period if any exemption(s) did not apply to Employee, which Company does not concede.

Except as set forth in this Agreement, Employee understands, acknowledges, and voluntarily agrees that this Agreement is a total and complete release by Employee of any and all claims which Employee has against Company as of the date this Agreement is signed by Employee, both known or unknown, even though there may be facts or consequences of facts which are unknown to Employee.
4.Voluntary Release of Age Discrimination in Employment Act Claims. Employee understands and agrees that by signing this Agreement, Employee is knowingly and voluntarily agreeing to waive and release any and all claims under the Age Discrimination in Employment Act (ADEA) Employee has had or may have against Company as of the date of signing of this Agreement by Employee. In accordance with the Older Workers Benefit Protection Act (OWBPA), Employee is advised of the following:

(a)Consultation with Counsel. Employee is hereby advised that this Agreement constitutes written notice from Company that Employee should consult with an attorney before signing this Agreement. Employee acknowledges that Employee has had an opportunity to, and did, fully discuss all aspects of this Agreement with an attorney to the extent Employee desired to do so. Employee agrees that Employee has carefully read and fully understands all of the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement.

(b)Review Period. Employee is hereby advised that Employee may take up to twenty-one (21) calendar days, beginning on the day the Employee receives the Agreement, to review and consider this Agreement before signing. In the event this Agreement is signed prior to the expiration of the twenty-one (21) day review period, Employee acknowledges that Employee voluntarily and knowingly agrees to waive Employee's entitlement to take twenty-one (21) days to consider this Agreement. Employee is further advised that if Employee fails to sign this Agreement within the twenty-one (21) day review period, then this Agreement shall become null and void, and Employee shall not receive the Severance Pay and other consideration offered by Company under the terms of this Agreement.

(c)Revocation Period. Employee is hereby advised that Employee may revoke this Agreement within seven (7) calendar days after the date Employee signs this Agreement (the "Revocation Period"). Employee agrees that if Employee wishes to revoke this Agreement, Employee must notify Company in writing by sending Employee's revocation to HR Department, 1200 East Market Street, Suite 650, Akron, OH 44305, or to askhr@babcock.com, on or before the day the Revocation Period expires. Provided Employee does not revoke this Agreement, the Effective Date of this Agreement will be the eighth day after Employee signs this Agreement.

5.Employment Verification. In response to requests for employment verification from prospective employers, Company agrees to provide a neutral employment reference for Employee, to include confirming dates of employment and job title.

6.No Admission of Liability. Employee and Company hereby represent and warrant that this Agreement is not in any respect an admission or statement of liability or wrongdoing by either Employee or Company.

7.Company Property. Employee hereby represents and warrants that, as of the Termination Date, Employee has returned to Company and has not retained copies of all Company property, documents, and information in Employee's possession including, but not limited to, Company files, notes, records, models, electronically stored and/or computer recorded information, data, including but not limited to any confidential and/or proprietary data and/or information about Company's operations, business model, financial and accounting information, as well as any tangible property, such as credit cards, entry cards, pagers, identification badges, laptop computers, iPads, tablets, cellular phones, and keys, and any other documents, information, or Company property Employee has or had in Employee's possession, custody, or control.
8.Confidential/Proprietarv Information and Intellectual Property. Employee understands and agrees that to the extent Employee has obligations under any Company policy, agreement, and/or procedure regarding confidential or proprietary business, trade secret, or intellectual property, that those obligations survive and continue indefinitely after Employee's termination of employment. Accordingly, consistent with Company's policies and procedures, Employee agrees not to take and to return, and to keep and maintain as confidential, and not to use or disclose to others, any confidential or proprietary business, trade secret, or intellectual property, including but not limited to any such infonnation as it pertains to Company, its finances, business operations, strategy and marketing, and Company's business partners, customers, clients, and vendors that Employee acquired, had access to, or was privy to during Employee's employment with Company. Employee acknowledges and agrees that any remedies at law available to Company for any breach of Employee's obligations under this Paragraph would be inadequate and agrees and consents that temporary and pennanent injunctive relief may be granted in any proceeding, without the necessity of proof of actual damages. The rights and remedies of Company pursuant to this Paragraph are cumulative, in addition to, and shall not be deemed to exclude any other right or remedy which Company may have pursuant to this Agreement or otherwise, at law or in equity.

9.Confidentiality of Agreement. Employee agrees to keep the terms, severance amount, and other consideration provided to Employee under this Agreement completely confidential, and will not hereafter disclose any such infonnation concerning this Agreement to anyone. However, Employee may make such disclosure to Employee's professional representatives (e.g., attorneys, accountants, auditors, and tax preparers), all of whom will be infonned of and agree to be bound by this confidentiality clause. Notwithstanding the foregoing, it shall not be a breach of this Paragraph 9 for either Party to disclose those portions of this Agreement as may be strictly necessary (a) to prepare a Party's income tax returns or financial records; (b) participate in any proceedings or appear before an administrative agency such as the EEOC or NLRB; (c) engage in activity protected by Section 7 of the National Labor Relations Act; (d) to comply with the lawful orders or processes of the courts; or (e) to enforce or comply with this Agreement.

10.Medicare Representations. Employee affirms, covenants, and warrants that Employee is not a Medicare beneficiary and is not receiving, has not received in the past, will not have received at the time of payment under this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. If any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this Paragraph) apply. Employee affinns, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the signing of this Agreement. Employee knows of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee's knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and Employee further agrees to waive any and all future private causes of action for damages under 42 U.S.C.
§§ 1395y(b)(3)(A), et seq. Company and Employee acknowledge and understand that any present or future action or decision by the Centers for Medicare & Medicaid Services or Medicare on this Agreement, or Employee's eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or in any way affect the finality of this Agreement.

11.Entire Agreement. This Agreement embodies the entire Agreement of the Parties and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or written, express or implied, between the Parties; provided, however, that the terms of any non-disclosure, non-competition or non-solicitation entered into by Employee and Company prior to or during Employee's employment shall survive the termination of Employee's employment and remain in full force and effect. The Parties acknowledge that no representations, inducements, promises, agreements, or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not signed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact, or circumstances not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement, or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers, or terminations of this Agreement, shall be valid or binding, unless signed in writing by the Parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the Party against whom such an amendment or waiver is sought to be enforced.

12.Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors, and assigns of each Party, and inure to the benefit of each Party, their agents, directors, officers, employees, servants, successors, and assigns.

13.Construction. This Agreement shall not be construed in favor of one Party or against the other.

14.Severability. This Agreement shall be deemed to consist of a series of separate covenants. If any separate covenant, word, clause, phrase, sentence, paragraph, or provision of this Agreement be declared void or is found unenforceable, it may be modified by a court to make it enforceable and/or severed from this Agreement with the remainder of the Agreement remaining in full force and effect.

15.Compliance with Terms. The failure to insist upon compliance with any term, covenant, or condition contained in this Agreement shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.
16.Enforcement Costs. The Parties agree that in the event a Party breaches any provision of this Agreement, the breaching Party shall pay all costs and reasonable attorneys' fees incurred in conjunction with the enforcement of this Agreement to the extent permitted by law.

17.Governing Law; Jurisdiction; Venue. This Agreement shall be interpreted under the laws of the State of Ohio, both as to interpretation, performance, and enforcement, without regard to choice of law provisions that would cause the application of the law of another jurisdiction, except to the extent such laws are preempted by federal law. The sole and exclusive venue for disputes involving this Agreement shall be the court, state or federal, having jurisdiction over Summit County, Ohio.
18.Voluntary and Knowing. This Agreement is signed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto.

19.Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.Headings. The headings appearing in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

The Parties agree that they have read this Agreement, understand and agree to its terms, and have knowingly and voluntarily signed it on the dates written below.

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